Exhibit 99.1

Genworth Financial Announces Fourth Quarter 2012 Results

Operating Performance Includes Benefit Of $78 Million From New Government Guarantee In Canada

U.S. Mortgage Insurance Recovery Continues

Capital Benefit To U.S. Life Companies Of $175 Million From Second Life Block Transaction

Transfer Of Mortgage Insurance Europe Entities To U.S. Mortgage Insurance Completed

Richmond, VA (February 5, 2013) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the fourth quarter of 2012. The company reported net income1 of $166 million, or $0.34 per diluted share, compared with net income of $142 million, or $0.29 per diluted share, in the fourth quarter of 2011. Net operating income2 for the fourth quarter of 2012 was $167 million, or $0.34 per diluted share, compared with net operating income of $124 million, or $0.25 per diluted share, in the fourth quarter of 2011. Current quarter net income and net operating income included a favorable adjustment of $78 million associated with the finalization of the new Government Guarantee framework in Canada.

“U.S. mortgage insurance continued its recovery in the fourth quarter, and the company achieved a number of its strategic goals to improve financial flexibility highlighted by the comprehensive U.S. capital plan announced in January,” said Tom McInerney, President and CEO. “However, results in the U.S. Life Insurance Division were mixed, and I am disappointed in our long term care results. We are focused on executing our plans to rebuild shareholder value.”

[1]	Unless otherwise stated, all references in this press release to net income, net income per share, net operating income (loss), net operating income per share, book value, book value per share and stockholders’ equity should be read as net income available to Genworth’s common stockholders, net income available to Genworth’s common stockholders per share, net operating income (loss) available to Genworth’s common stockholders, net operating income available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Consolidated Net Income &

Net Operating Income

	Three months ended December 31 (Unaudited)
	2012		2011
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share
Net income	$166	$0.34	$142	$0.29
Net operating income	$167	$0.34	$124	$0.25
Weighted average diluted shares	493.9		492.7
Book value per share	$33.62		$30.69
Book value per share, excluding accumulated other comprehensive income (loss)	$23.04		$22.45

Net investment gains, net of tax and other adjustments, were $1 million in the quarter and in the prior year. Total impairments, net of tax, were $14 million in the current quarter and $70 million for the year ended December 31, 2012. In the fourth quarter of 2011, a non-cash impairment charge of $19 million after-tax was recorded in Corporate and Other activities to write-off all of the goodwill associated with the reverse mortgage business.

Beginning in the fourth quarter of 2012, the company changed its financial presentation for divisions to align with the strategy announced in October 2012. The company will continue to operate through three divisions: U.S. Life Insurance, Global Mortgage Insurance and Corporate and Other. Under these divisions, there are six operating business segments. The U.S. Life Insurance Division comprises the U.S. Life Insurance segment, which includes life insurance, long term care insurance (LTC) and fixed annuities. The Global Mortgage Insurance Division includes the International Mortgage Insurance and U.S. Mortgage Insurance segments. The Corporate and Other Division comprises the International Protection segment, which includes the lifestyle protection insurance business, the Wealth Management segment, the Runoff segment, which primarily includes our variable annuity, variable life insurance, institutional, corporate-owned life insurance and Medicare supplement insurance products, and Corporate and Other activities. There were no changes to the financial presentation for the segments.

Net operating income (loss) results are summarized in the table below:

Net Operating Income (Loss)

(Amounts in millions)	Q4 12	Q3 12	Q4 11
U.S. Life Insurance Division:
U.S. Life Insurance	$76	$86	$94

Total U.S. Life Insurance Division	76	86	94

Global Mortgage Insurance Division:
International Mortgage Insurance[3]	165	94	83
U.S. Mortgage Insurance (U.S. MI)	(34)	(38)	(96)

Total Global Mortgage Insurance Division	131	56	(13)

Corporate and Other Division:
International Protection	8	8	19
Wealth Management	8	10	12
Runoff	8	9	15
Corporate and Other	(64)	(48)	(3)

Total Corporate and Other Division	(40)	(21)	43

Total Net Operating Income	167	121	124

Net operating income (loss) excludes net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses and other adjustments, net of taxes. A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

Unless specifically noted in the discussion of results for the International Protection and International Mortgage Insurance segments, references to percentage changes exclude the impact of foreign exchange. Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on net operating income in the fourth quarter of 2012 was a $4 million favorable impact versus the prior year and a $1 million favorable impact versus the prior quarter.

[3]	Fourth quarter of 2012 included a favorable adjustment of $78 million associated with the finalization of the new Government Guarantee framework in Canada.

U.S. Life Insurance Division

U.S. Life Insurance Division net operating income was $76 million, compared with $86 million in the prior quarter and $94 million a year ago.

U.S. Life Insurance Division

Net Operating Income

(Amounts in millions)	Q4 12	Q3 12	Q4 11
U.S. Life Insurance
Life Insurance	$49	$22	$48
Long Term Care	7	45	28
Fixed Annuities	20	19	18

Total U.S. Life Insurance	76	86	94

Total U.S. Life Insurance	$76	$86	$94

Sales4

(Amounts in millions)	Q4 12	Q3 12	Q4 11
U.S. Life Insurance
Life Insurance
Term Life	$—	$1	$—
Term Universal Life	11	19	31
Universal Life	17	15	16
Linked Benefits	3	3	2
Long Term Care
Individual	60	63	56
Group	4	6	9
Fixed Annuities	248	487	363

Account Value

(Amounts in millions)	Q4 12	Q3 12	Q4 11
Fixed Annuities	$18,581	$18,677	$18,371

U.S. Life Insurance Division

Highlights

•	U.S. Life Insurance Division net operating income was $76 million, compared with $86 million in the prior quarter and $94 million a year ago.

•

On October 22, 2012, the company announced changes to its life insurance portfolio designed to update and expand its product offerings and further adjust pricing to reflect the current low interest rate market environment and recent regulatory changes affecting reserve requirements. The company launched a new traditional term insurance product during the quarter which replaced Colony Term Universal Life. In addition, the company simplified its guaranteed universal life insurance portfolio and repriced GenGuard UL.

[4]	In the first quarter of 2012, the company changed its presentation for life insurance sales to a premium equivalent basis. The prior period amounts have been re-presented to reflect sales for term universal and universal life insurance products as annualized first-year deposits plus five percent of excess deposits and 10 percent of premium deposits for linked-benefits products.

•

The consolidated risk-based capital (RBC) ratio is estimated to be approximately 430 percent[5], up from 420 percent at the end of the third quarter of 2012 from the impact of the company’s second life block transaction, partially offset by an extraordinary cash dividend of $25 million which was paid to the holding company, bringing the year-to-date dividends from the proceeds from the sale of the Medicare supplement business in 2011 to $175 million.

•

The company completed its second life block transaction in the fourth quarter of 2012. The transaction generated approximately $175 million in initial after-tax capital benefits for the U.S. life insurance companies in the fourth quarter of 2012. The prior quarter included a GAAP net loss of $6 million related to this transaction, with no impact in the quarter.

Life Insurance

Life insurance net operating income was $49 million, compared with $22 million in the prior quarter and $48 million in the prior year. Results in the quarter included favorable mortality of $14 million versus the prior quarter driven by lower claim frequency and severity partially offset by lower in force margins. Mortality was also $8 million more favorable than the prior year from lower claim frequency and from the impacts of a smaller in force block. Lower term universal life new business expenses contributed $4 million of additional earnings compared with the prior year. Results in the current quarter also included a $3 million after-tax gain related to selective repurchases of notes secured by non-recourse funding obligations. Results in the prior quarter included a $9 million unfavorable impact from the unlocking of interest assumptions impacting reserves and deferred acquisition costs (DAC) and a $6 million unfavorable impact from the company’s second life block transaction. Results in the prior year included a $10 million favorable impact from reserve refinements from a system conversion and a $4 million after-tax gain related to selective repurchases of notes secured by non-recourse funding obligations. Sales were down $7 million versus the prior quarter and $18 million versus the prior year reflecting the product changes made in October 2012. The company expects further moderation of life insurance sales in the first half of 2013, consistent with its capital management and product portfolio plans.

Long Term Care Insurance

Long term care insurance net operating income was $7 million, compared with $45 million in the prior quarter and $28 million in the prior year. The current quarter included a $5 million unfavorable refinement to reserves to more fully reflect the low interest rate environment. The prior quarter included $29 million of favorable reserve adjustments primarily from the continuation of a multi-stage system conversion. A higher average reserve build on new claims reduced earnings by $5 million versus the prior quarter and $8 million versus the prior year. The prior year also included $6 million of favorable reserve adjustments from higher active policy terminations. The reported loss ratio for the quarter was 76 percent.

[5]	Company estimate for the fourth quarter of 2012, due to timing of the filing of statutory statements.

Individual long term care sales decreased slightly from the prior quarter to $60 million, but remain elevated reflecting accelerated sales in advance of previously announced pricing and portfolio actions. The company expects sales levels to decline in the first quarter of 2013 as the accelerated sales from the previously announced pricing and portfolio actions should subside. The company continues to utilize reinsurance in long term care insurance as part of its capital optimization strategies.

In the third quarter of 2012, the company began to request another round of long term care in force premium rate increases with the goal of achieving an average premium increase in excess of 50 percent on the older generation policies and an average premium increase in excess of 25 percent on an earlier series of new generation policies over the next five years. The premium rate increases are designed to mitigate losses on the older generation policies. Although the earlier series of the newer generation policies have generated positive operating earnings to date, the rate increase on these policies will help offset lower than priced-for returns due to lower interest rates, unfavorable business mix and lower lapse rates than expected. Subject to regulatory approval, this premium rate increase would generate approximately $200 to $300 million of additional annual premiums when fully implemented. As of December 31, 2012, this round of rate action has been filed in 49 states and has approvals representing approximately 20 percent of the targeted premium increase.

In July 2012, the company began filing a new product scheduled for release in the second quarter of 2013, which will include underwriting improvements such as gender distinct pricing for single applicants and blood and lab underwriting requirements for all applicants. As of December 31, 2012, the new product has been filed in 49 states and has received approval from 34 states.

Fixed Annuities

Fixed annuities net operating income was $20 million, compared with $19 million in the prior quarter and $18 million in the prior year. The results in the prior year included a $4 million unfavorable impact related to accruals for state guarantee fund assessments. Sales in the quarter totaled $248 million and were down both sequentially and from the prior year as the company continues to maintain margins in the low interest rate environment.

Global Mortgage Insurance Division

Global Mortgage Insurance Division had net operating income of $131 million, compared with net operating income of $56 million in the prior quarter and a net operating loss of $13 million a year ago. In the fourth quarter of 2012, regulations were finalized with regard to the new Government Guarantee framework in Canada that went into effect January 1, 2013. As a result, exit fee obligations under the existing Government Guarantee Agreement were terminated. Results in the quarter include a $78 million after-tax favorable adjustment from the reversal of the accrued liability for exit fees associated with the change to the Government Guarantee Agreement.

Global Mortgage Insurance Division

Net Operating Income (Loss)

(Amounts in millions)	Q4 12	Q3 12	Q4 11
International Mortgage Insurance
Canada[3]	$114	$42	$40
Australia	62	57	54
Other Countries	(11)	(5)	(11)

Total International Mortgage Insurance	165	94	83
U.S. Mortgage Insurance	(34)	(38)	(96)

Total Global Mortgage Insurance	$131	$56	$(13)

Sales

(Amounts in billions)	Q4 12	Q3 12	Q4 11
International Mortgage Insurance
Flow
Canada	$4.4	$7.2	$5.2
Australia	9.6	8.8	7.9
Other Countries	0.5	0.4	0.4
Bulk
Canada	4.1	2.6	1.0
Australia	—	—	1.1
Other Countries	—	—	0.3
U.S. Mortgage Insurance
Primary Flow	5.1	4.7	3.2
Primary Bulk	—	—	—

International Mortgage Insurance Segment

Highlights

•

Reported International Mortgage Insurance segment operating earnings were $165 million, including a favorable adjustment of $78 million associated with the finalization of the new Government Guarantee framework in Canada, compared with $94 million in the prior quarter and $83 million a year ago.

•

Canada operating earnings of $114 million were up from $42 million in the prior quarter and $40 million in the prior year. The loss ratio was 31 percent, up one point sequentially and down nine points year over year. Results in the quarter also included unfavorable taxes of $3 million.

•

Australia operating earnings of $62 million were up from $57 million in the prior quarter and $54 million in the prior year. The loss ratio in the current quarter was 36 percent, down 11 points sequentially and down 10 points year over year.

•	Other Countries had a net operating loss of $11 million, compared to a net operating loss of $5 million in the prior quarter and a net operating loss of $11 million in the prior year.

•

In Canada, flow new insurance written (NIW) was down 40 percent[6] sequentially and down 17 percent[6] year over year from changes to the rules governing the issuance of high loan-to-value residential mortgages made in July 2012 and normal seasonal variation. In addition, the company completed several bulk transactions, consisting of low loan-to-value prime loans, of approximately $4.1 billion reflecting its selective participation in this market.

•

In Australia, flow NIW was up eight percent[6] sequentially and up 19 percent[6] year over year as the current year origination market was larger primarily from improved affordability from lower mortgage rates.

•	The Canadian and Australian businesses continue to maintain sound capital positions.

•	Dividends of $121 million were paid to the holding company through December 31, 2012.

Canada Mortgage Insurance

Canada operating earnings of $114 million were up from $42 million in the prior quarter and $40 million in the prior year. Results in the quarter included a $78 million favorable adjustment from the reversal of the accrued liability for exit fees related to the modification of the Government Guarantee Agreement in addition to $3 million of unfavorable taxes. The loss ratio in the quarter was 31 percent, up from 30 percent in the prior quarter reflecting seasonal variation and down from 40 percent in the prior year from lower new delinquencies, net of cures, and continued improvement in Alberta. Total delinquencies were down one percent sequentially from the maturing of the larger 2007 and 2008 books of business. Flow NIW was down 40 percent6 sequentially and down 17 percent6 year over year from changes to the rules governing the issuance of high loan-to-value residential mortgages made in July 2012 and normal seasonal variation. In addition, the company completed several bulk transactions, consisting of low loan-to-value prime loans, of approximately $4.1 billion reflecting its selective participation in this market. At quarter end, the Canada mortgage insurance business had a regulatory capital ratio of approximately 170 percent5, well in excess of regulatory requirements. GAAP book value was $3.0 billion, of which $1.7 billion represented Genworth’s 57.5 percent ownership interest.

[6]	Percent change excludes the impact of foreign exchange.

Australia Mortgage Insurance

Australia reported net operating earnings of $62 million versus reported operating earnings of $57 million in the prior quarter and $54 million in the prior year as claims development in the quarter was in line with the first quarter reserve strengthening expectations. The loss ratio in the quarter was 36 percent, down 11 points sequentially and 10 points from the prior year. Overall, delinquencies were down 14 percent from the prior quarter and new delinquencies were lower in all major states. Flow NIW was up eight percent6 sequentially and up 19 percent6 year over year as the current year origination market was larger primarily from improved affordability from lower mortgage rates. At quarter end, the Australia mortgage insurance business had a regulatory capital ratio of approximately 149 percent5, as the business continued to expand its reinsurance program as part of risk and capital management strategies. The GAAP book value was $2.3 billion as of the end of the quarter.

Other Countries Mortgage Insurance

Other Countries had a net operating loss of $11 million from increased losses in the current quarter primarily in Ireland, compared to a net operating loss of $5 million in the prior quarter and a net operating loss of $11 million in the prior year.

U.S. Mortgage Insurance Segment

Highlights

•

U.S. MI net operating loss was $34 million, compared with net operating losses of $38 million in the prior quarter and $96 million in the prior year. Results in the quarter included $8 million of favorable taxes versus the prior quarter and $10 million versus the prior year primarily from state tax effective rate changes.

•

Total flow delinquencies of 66,340 decreased four percent sequentially and 21 percent from the prior year. New flow delinquencies decreased approximately four percent from the prior quarter and decreased approximately 23 percent from the prior year. New delinquencies decreased approximately 23 percent for the year ended December 31, 2012 compared to the prior year.

•

Loss mitigation savings were $165 million in the current quarter and $674 million for the year ended December 31, 2012, exceeding the previously announced full year loss mitigation savings target of $300 to $400 million.

•

Flow NIW increased nine percent over the prior quarter and 59 percent over the prior year to $5.1 billion reflecting an increase in both refinance and purchase private mortgage insurance penetration, a larger origination market and stable market share.

•	The combined risk-to-capital ratio as of December 31, 2012 is estimated at 30.4:1[5].

•	On January 16, 2013, the company announced a comprehensive U.S. MI capital plan.

U.S. MI net operating loss was $34 million, compared with net operating losses of $38 million in the prior quarter and $96 million in the prior year.

Total flow delinquencies decreased four percent sequentially and 21 percent versus the prior year. New flow delinquencies decreased approximately four percent from the prior quarter and decreased approximately 23 percent from the prior year, reflecting the continued burn through of delinquencies from the 2005 to 2008 book years. The flow average reserve per delinquency was $29,700, down slightly from the prior quarter.

Total losses were up slightly compared to the prior quarter as an expected reduction in loss mitigation savings and modest changes in aging was partially offset by lower new delinquency development with a favorable mix. Paid claims increased 14 percent from the prior year, driven by higher claim counts and a reduction in captive benefits, partially offset by a reduction in severity from claims mitigation.

Loss mitigation savings were $165 million in the quarter, down 13 percent from the prior quarter, from an expected reduction in overall workouts and reduced claims mitigation savings.

Flow NIW increased nine percent over the prior quarter and 59 percent versus the prior year to $5.1 billion reflecting an increase in both refinance and purchase private mortgage insurance penetration, a larger origination market and stable market share. Overall private mortgage insurance market penetration was flat to the prior quarter and up approximately three points year over year. The company’s market share at the end of the quarter is estimated to be 13 percent. Flow persistency was 79 percent. In addition, the Home Affordable Refinance Program (HARP) accounted for about $2.4 billion in the quarter and $8.4 billion for the full year of insurance that is treated as a modification of the coverage on existing insurance in force rather than NIW.

The combined U.S. MI statutory risk-to-capital ratio is estimated at 30.4:15 at the end of the fourth quarter with the risk-to-capital ratio for Genworth Mortgage Insurance Corporation (GMICO) estimated at 36.9:15. GMICO currently maintains waivers or other authorizations from 45 states that permit the company to continue writing new business while its risk-to-capital ratio exceeds 25.0:1. Additionally, the company has separately capitalized and licensed legal entities to write new business for states where waivers are not in place, subject to the approval of applicable regulators and the GSEs (government sponsored entities) approval. Currently, new business in four states is being written out of Genworth Residential Mortgage Assurance Corporation (GRMAC), a subsidiary of GMICO.

On January 16, 2013, the company announced a comprehensive U.S. MI capital plan that, when implemented, will reduce GMICO’s risk-to-capital by 12 to 15 points, decrease the likelihood that the U.S. mortgage insurance subsidiaries will require additional capital for the foreseeable future, ensure the continued ability to write new business and reduce the risk of a default under the indenture governing Genworth’s senior notes through an internal legal entity reorganization. The company expects to complete this transaction in the second quarter of 2013, subject to regulatory approval. As part of this capital plan, effective January 31, 2013, the company completed the transfer of ownership of the European mortgage insurance subsidiaries to GMICO. The effect of this transfer will increase GMICO’s statutory capital by approximately $230 million. The transfer would have resulted in a favorable impact to GMICO’s risk-to-capital ratio of approximately 12 points as of December 31, 2012.

Corporate and Other Division

Corporate and Other Division net operating loss was $40 million, compared with $21 million in the prior quarter and net operating income of $43 million in the prior year.

Corporate and Other Division

Net Operating Income (Loss)

(Amounts in millions)	Q4 12	Q3 12	Q4 11
International Protection	$8	$8	$19
Wealth Management	8	10	12
Runoff	8	9	15
Corporate and Other	(64)	(48)	(3)

Total Corporate and Other	$(40)	$(21)	$43

Assets Under Management7

(Amounts in millions)	Q4 12	Q3 12	Q4 11
Wealth Management	$22,349	$22,633	$25,087
Variable Annuities	8,095	8,270	8,315
Guaranteed Investment Contracts, Funding Agreements Backing Notes and Funding Agreements	2,153	2,297	2,623

International Protection Segment

International Protection operating earnings of $8 million were flat sequentially and down from $19 million in the prior year. The reported loss ratio increased five points from the prior quarter to 23 percent as new claim registrations were up 11 percent. The reported loss ratio also increased seven points from the prior year as higher claim severity primarily in Southern Europe was partially offset by lower new claim registrations. The underwriting margin8 decreased two points from the prior quarter and four points from the prior year to 17 percent from higher losses. Operating expenses decreased $6 million after-tax versus the prior year and were flat to the prior quarter. In light of the continued slow consumer lending environment in Europe, additional

[7]	Assets under management represent account values, net of reinsurance, and managed third-party assets.
[8]	See “Definition of Selected Operating Performance Measures” for definition of underwriting margin.

actions have been taken to reduce expenses and mitigate these impacts. Sales decreased one percent6 versus the prior quarter and three percent6 versus the prior year. At quarter end, the lifestyle protection business had a regulatory capital ratio of approximately 321 percent5. During the quarter, the business paid a $63 million dividend to the holding company bringing total dividends paid to the holding company through December 31, 2012 to $119 million.

Wealth Management Segment

Wealth Management net operating income was $8 million, compared with $10 million in the prior quarter and $12 million in the prior year. Net operating income in the prior year included approximately $2 million for Genworth Financial Investment Services (GFIS), which was sold on April 2, 2012. Assets under management (AUM) decreased sequentially to $22.3 billion as negative net flows of $373 million, primarily related to relative investment performance, were partially offset by positive market conditions impacting AUM by $89 million. On January 31, 2013, Genworth Wealth Management launched GPS Select Solutions, a suite of new multi-strategist solutions to help grow or preserve wealth, generate income, or serve a variety of other specific investment goals. Margins9 as a percentage of average AUM decreased 18 percent from the prior year. As of the end of the quarter, total advisors with assets on the platform were approximately 6,240. During the quarter, the business paid a $9 million dividend to the holding company bringing total dividends paid to the holding company through December 31, 2012 to $39 million.

Runoff Segment

The Runoff segment’s net operating income was $8 million, compared with $9 million in the prior quarter and $15 million in the prior year. Results in the current quarter reflected more favorable taxes versus the prior year. Results in the prior quarter and prior year benefitted from more favorable equity market conditions. Results in the prior quarter also included a $6 million unfavorable impact from refinement of DAC assumptions primarily related to the company’s annual review of assumptions.

Corporate and Other

Corporate and Other’s net operating loss was $64 million, compared with $48 million in the prior quarter and $3 million in the prior year. Results in the current quarter reflected $13 million of higher taxes primarily from a reversal of tax benefits in the prior quarter and higher expenses associated with the debt tender that was completed in the quarter. Results in the prior year reflected favorable taxes. On a pre-tax operating basis, the loss increased 11 percent year over year from the higher debt tender expenses in the quarter.

[9]

Calculated as pre-tax income as a percentage of average AUM annualized to determine the current full year impact, excluding the impacts of GFIS. Average AUM for December 31, 2011 excludes $2.6 billion related to GFIS. Pre-tax income for December 31, 2011 excludes $2 million related to GFIS.

Investment Portfolio Performance

Investment income increased, with net investment income of $840 million, compared to $825 million in the third quarter. The core yield2 increased slightly to approximately 4.6 percent from approximately 4.5 percent in the prior quarter from more favorable limited partnership performance.

Net income in the quarter included $1 million of net investment gains, net of tax and DAC amortization of $7 million. Total impairments, net of tax, were $14 million in the current quarter and $70 million for the year ended December 31, 2012.

Net unrealized investment gains were $2.6 billion, net of tax and other items, as of December 31, 2012, compared with $1.5 billion as of December 31, 2011 and $2.6 billion as of September 30, 2012. The fixed maturity securities portfolio had gross unrealized investment gains of $6.7 billion compared with $5.1 billion as of December 31, 2011 and gross unrealized investment losses of $0.6 billion compared with $1.4 billion as of December 31, 2011.

Holding Company

Genworth’s holding company ended the quarter with approximately $1.0 billion of cash and highly liquid securities, down approximately $360 million sequentially primarily from approximately $345 million in payments made to the operating companies related to tax sharing agreements and $208 million of debt interest payments and debt repurchase partially offset by $191 million of dividends received from the operating companies. The holding company targets maintaining cash balances of at least two times its annual debt service expense. The holding company has no debt maturities until June 2014.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company dedicated to helping people secure their financial lives, families and futures. Genworth has leadership positions in offerings that assist consumers in protecting themselves, investing for the future and planning for retirement — including life insurance, long term care insurance, financial protection coverages, and independent advisor-based wealth management — and mortgage insurance that helps consumers achieve home ownership while assisting lenders in managing their risk and capital.

Genworth has approximately 6,300 employees and operates through three divisions: U.S. Life Insurance, comprised of the U.S. Life Insurance segment, which includes life insurance, long term care insurance (LTC) and fixed annuities; Global Mortgage Insurance, containing U.S. Mortgage Insurance and International Mortgage Insurance segments; and the Corporate and Other division, which includes the International Protection, Wealth Management and Runoff segments. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, Inc., headquartered in Richmond, Virginia, traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com. From time to time, Genworth Financial, Inc. releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com.

Conference Call and Financial Supplement Information

This press release and the fourth quarter 2012 financial supplement are now posted on the company’s website. Additional information regarding financial results, Australia mortgage insurance and U.S. mortgage insurance are also posted on the company’s website, http://investor.genworth.com. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on February 6, 2013 at 9 a.m. (ET) to discuss the quarter’s results and provide an update on the company’s strategy and 2013 goals. Additional materials relating to the 2013 business goals will be available at 8 a.m. (ET) on February 6, 2013. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 866 393.0571 or 206 453.2872 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through February 20, 2013 at 855 859.2056 or 404 537.3406 (outside the U.S.); the conference ID # for the call is # 83049389. The webcast will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders. The company defines net operating income (loss) available to Genworth Financial, Inc.’s common stockholders as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses and other infrequent or unusual non-operating items. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments and gains (losses) on the sale of businesses are also excluded from net operating income (loss) available to Genworth Financial, Inc.’s common stockholders because, in the company’s opinion, they are not indicative of overall operating trends. Other non-operating items are also excluded from net operating income (loss) available to Genworth Financial, Inc.’s common stockholders if, in the company’s opinion, they are not indicative of overall operating trends.

In the third quarter of 2012, management revised the definition of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders to exclude goodwill impairments to better reflect the basis on which the performance of its business is internally assessed and to reflect management’s opinion that it is not indicative of overall operating trends. The company also modified its definition to explicitly state that gains (losses) on the sale of businesses, which were previously included in the infrequent and unusual category, are excluded from net operating income (loss). All prior periods presented have been re-presented to reflect this new definition.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) available to Genworth Financial, Inc.’s common stockholders and measures that are derived from or incorporate net operating income (loss) available to Genworth Financial, Inc.’s common stockholders, including net operating income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses net operating income (loss) available to Genworth Financial, Inc.’s common stockholders as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from net operating income (loss) available to Genworth Financial, Inc.’s common stockholders have occurred in the past and could, and in some cases will, recur in the future. Net operating income (loss) available to Genworth Financial, Inc.’s common stockholders and net operating income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income available to Genworth Financial, Inc.’s common stockholders during the periods presented other than a $19 million after-tax goodwill impairment related to the reverse mortgage business and a $36 million gain related to the sale of the Medicare supplement insurance business recorded in the fourth quarter of 2011. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income available to Genworth Financial, Inc.’s common stockholders for the three and twelve months ended December 31, 2012 and 2011.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield as defined by the company should not be viewed as a substitute for GAAP investment yield. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales,” “assets under management” and “insurance in force” or “risk in force” which are commonly used in the insurance and investment industries as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) annualized first-year premiums for term life and long term care insurance; (2) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (3) 10 percent of premium deposits for linked-benefits products; (4) new and additional premiums/deposits for fixed annuities; (5) new insurance written for mortgage insurance; (6) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where the company earns a fee for administrative services only business, for the lifestyle protection insurance business;

and (7) gross flows and net flows, which represent gross flows less redemptions, for the wealth management business. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, premium equivalents, new premiums/deposits, gross and net flows, written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

This press release also includes information related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales, claims administration and other loan workouts. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. The company believes that this information helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business as loss mitigation activities specifically impact current and future loss reserves and level of claim payments.

This press release also includes the metric entitled “underwriting margin” related to the lifestyle protection business. The company defines underwriting margin as underwriting profit divided by net earned premiums. Underwriting profit is defined as premiums less benefits and other changes in reserves, commissions (which include amortization of deferred acquisition costs) and profit share expenses. Management believes that this analysis of underwriting margin enhances the understanding of the lifestyle protection business.

Management regularly monitors and reports assets under management for the wealth management business, insurance in force and risk in force. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the company’s financial statements. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For the risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada and Australia. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers assets under management for the wealth management business, insurance in force and risk in force to be a measure of the company’s operating performance because they represent a measure of the size of the business at a specific date which will generate revenues and profits in a future period, rather than a measure of the company’s revenues or profitability during that period.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including downturns and volatility in global economies and equity and credit markets; downgrades or potential downgrades in the company’s financial strength or credit ratings; interest rate fluctuations and levels; adverse capital and credit market conditions; the impact of expiration of the company’s credit facilities; the valuation of fixed maturity, equity and trading securities; defaults, downgrades or other events impacting the value of the company’s fixed maturity securities portfolio; defaults on the company’s commercial mortgage loans or the mortgage loans underlying the company’s investments in commercial mortgage-backed securities and volatility in performance; goodwill impairments; defaults by counterparties to reinsurance arrangements or derivative instruments; an adverse change in risk based capital and other regulatory requirements; insufficiency of reserves; legal constraints on dividend distributions by the company’s subsidiaries; competition; availability, affordability and adequacy of reinsurance; loss of key distribution partners; regulatory restrictions on the company’s operations and changes in applicable laws and regulations; legal or regulatory investigations or actions; the failure of or any compromise of the security of the company’s computer systems; the occurrence of natural or man-made disasters or a pandemic; the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in the accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies; impairments of or valuation allowances against the company’s deferred tax assets; changes in expected morbidity and mortality rate; accelerated amortization of deferred acquisition costs and present value of future profits; reputational risks as a result of rate increases on certain in force long term care insurance products; medical advances, such as genetic research and diagnostic imaging, and related legislation; unexpected changes in persistency rates; ability to continue to implement actions to mitigate the impact of statutory reserve requirements; the failure of demand for long term care insurance to increase; political and economic instability or changes in government policies; foreign exchange rate fluctuations; unexpected changes in unemployment rates; unexpected increases in mortgage insurance default rates or severity of defaults; the significant portion of high loan to value insured international mortgage loans which generally result in more and larger claims than lower loan-to-value ratios; competition with government owned and government sponsored enterprises offering mortgage insurance; changes in international regulations reducing demand for mortgage insurance; increases in mortgage insurance default rates; failure to meet, or have waived to the extent needed, the minimum statutory capital requirements and hazardous financial condition standards; uncertain results of continued investigations of insured U.S. mortgage loans; possible rescissions of coverage and the results of objections to the company’s rescissions; the extent to which loan modifications and other similar programs may provide benefits to the company; unexpected changes in unemployment and underemployment rates in the United States; further deterioration in economic conditions or a further decline in home prices in the United States; problems associated with foreclosure process defects in the United States that may defer claim payments; changes to the role or structure of Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac); competition with government owned and government sponsored enterprises offering U.S. mortgage insurance; changes in regulations that affect the U.S. mortgage insurance business; the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors; decreases in the volume of high loan to value mortgage originations or increases in mortgage insurance cancellations in the United States; increases in the use of alternatives to private mortgage insurance in the United States and reductions by lenders in the level of coverage they select; the impact of the use of reinsurance with reinsurance companies affiliated with U.S. mortgage lending customers; legal actions under the Real Estate Settlement Procedures Act of 1974; and potential liabilities in connection with the company’s U.S. contract underwriting services;

•

Other risks, including the risk of failure to complete the implementation of the capital plan (including the reorganization) in a timely manner or at all for any reason (including failure to obtain required insurance regulator and other approvals or relief), failure to achieve the anticipated benefits of the capital plan, and unanticipated complexities or costs in implementing the capital plan; adverse market or other conditions might further delay or impede the planned IPO of the company’s mortgage insurance business in Australia; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if the company’s corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Georgette Nicholas, 804 662.2248
georgette.nicholas@genworth.com

Media:	Al Orendorff, 804 662.2534
alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Revenues:
Premiums	$1,318	$1,352	$5,038	$5,705
Net investment income	840	827	3,343	3,380
Net investment gains (losses)	13	5	23	(220)
Insurance and investment product fees and other	367	440	1,619	1,503

Total revenues	2,538	2,624	10,023	10,368

Benefits and expenses:
Benefits and other changes in policy reserves	1,401	1,392	5,378	5,941
Interest credited	193	195	775	794
Acquisition and operating expenses, net of deferrals	330	569	1,866	2,294
Amortization of deferred acquisition costs and intangibles	145	133	727	598
Goodwill impairment	—	29	89	29
Interest expense	124	121	476	506

Total benefits and expenses	2,193	2,439	9,311	10,162

Income before income taxes	345	185	712	206
Provision for income taxes	81	10	189	18

Net income	264	175	523	188
Less: net income attributable to noncontrolling interests	98	33	200	139

Net income available to Genworth Financial, Inc.’s common stockholders	$166	$142	$323	$49

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.34	$0.29	$0.66	$0.10

Diluted	$0.34	$0.29	$0.65	$0.10

Weighted-average common shares outstanding:
Basic	491.9	490.9	491.6	490.6

Diluted	493.9	492.7	494.4	493.5

Reconciliation of Net Operating Income to Net Income

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Net operating income (loss):
U.S. Life Insurance Division
U.S. Life Insurance segment
Life Insurance	$49	$48	$107	$211
Long Term Care	7	28	101	99
Fixed Annuities	20	18	82	78

Total U.S. Life Insurance segment	76	94	290	388

Total U.S. Life Insurance Division	76	94	290	388

Global Mortgage Insurance Division
International Mortgage Insurance segment
Canada[3]	114	40	234	159
Australia	62	54	142	196
Other Countries	(11)	(11)	(34)	(27)

Total International Mortgage Insurance segment	165	83	342	328
U.S. Mortgage Insurance segment	(34)	(96)	(140)	(513)

Total Global Mortgage Insurance Division	131	(13)	202	(185)

Corporate and Other Division
International Protection segment	8	19	24	91
Wealth Management segment	8	12	42	47
Runoff segment	8	15	46	27
Corporate and Other	(64)	(3)	(205)	(220)

Total Corporate and Other Division	(40)	43	(93)	(55)

Net operating income	167	124	399	148
Adjustments to net operating income:
Net investment gains (losses), net of taxes and other adjustments	1	1	(3)	(116)
Goodwill impairment, net of taxes	—	(19)	(86)	(19)
Gain on sale of business, net of taxes	(2)	36	13	36

Net income available to Genworth Financial, Inc.’s common stockholders	166	142	323	49
Add: net income attributable to noncontrolling interests	98	33	200	139

Net income	$264	$175	$523	$188

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.34	$0.29	$0.66	$0.10

Diluted	$0.34	$0.29	$0.65	$0.10

Net operating income per common share:
Basic	$0.34	$0.25	$0.81	$0.30

Diluted	$0.34	$0.25	$0.81	$0.30

Weighted-average common shares outstanding:
Basic	491.9	490.9	491.6	490.6

Diluted	493.9	492.7	494.4	493.5

Condensed Consolidated Balance Sheets

(Amounts in millions)

	December 31, 2012	December 31, 2011
Assets
Cash, cash equivalents and invested assets	$78,757	$77,083
Deferred acquisition costs	5,036	5,193
Intangible assets	481	580
Goodwill	1,128	1,253
Reinsurance recoverable	17,230	16,998
Deferred tax and other assets	743	958
Separate account assets	9,937	10,122

Total assets	$113,312	$112,187

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$33,505	$32,175
Policyholder account balances	26,262	26,345
Liability for policy and contract claims	7,509	7,620
Unearned premiums	4,333	4,223
Deferred tax and other liabilities	6,763	7,146
Borrowings related to securitization entities	336	396
Non-recourse funding obligations	2,066	3,256
Long-term borrowings	4,776	4,726
Separate account liabilities	9,937	10,122

Total liabilities	95,487	96,009

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,127	12,136

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	2,692	1,617
Net unrealized gains (losses) on other-than-temporarily impaired securities	(54)	(132)

Net unrealized investment gains (losses)	2,638	1,485

Derivatives qualifying as hedges	1,909	2,009
Foreign currency translation and other adjustments	655	553

Total accumulated other comprehensive income (loss)	5,202	4,047
Retained earnings	1,907	1,584
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	16,537	15,068
Noncontrolling interests	1,288	1,110

Total stockholders’ equity	17,825	16,178

Total liabilities and stockholders’ equity	$113,312	$112,187

Impact of Foreign Exchange on Operating Results10

Three months ended December 31, 2012

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[11]
Canada Mortgage Insurance (MI):
Flow new insurance written	(15)%	(17)%
Flow new insurance written (4Q12 vs. 3Q12)	(39)%	(40)%

Australia MI:
Flow new insurance written	22%	19%
Flow new insurance written (4Q12 vs. 3Q12)	9%	8%

International Protection:
Sales	(7)%	(3)%
Sales (4Q12 vs. 3Q12)	3%	(1)%

[10]	All percentages are comparing the fourth quarter of 2012 to the fourth quarter of 2011 unless otherwise stated.
[11]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

(Assets - amounts in billions)	For the three months ended December 31, 2012
Reported Total Invested Assets and Cash	$78.0
Subtract:
Securities lending	0.2
Unrealized gains (losses)	7.2
Derivative counterparty collateral	0.8

Adjusted end of period invested assets	$69.8

Average Invested Assets Used in Reported Yield Calculation	$70.0
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[12]	0.3

Average Invested Assets Used in Core Yield Calculation	$69.7

(Income - amounts in millions)
Reported Net Investment Income	$840
Subtract:
Bond calls and commercial mortgage loan prepayments	13
Reinsurance[13]	16
Other non-core items[14]	13
Restricted commercial mortgage loans and other invested assets related to securitization entities[12]	5

Core Net Investment Income	$793

Reported Yield	4.80%

Core Yield	4.55%

[12]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[13]	Represents imputed investment income related to reinsurance agreements in the lifestyle protection insurance business.
[14]	Includes mark-to-market adjustment on assets supporting executive deferred compensation and various other immaterial items.